EXHIBIT 25.7

Legal Title of Bank:	Columbus Bank and Trust Company	Call Date: 03/31/2005
Address:	P.O. Box 120	Page RC-1
City, State, Zip:	Columbus, GA 31902
FDIC Certificate No:	00873

Consolidated Report of Condition for Insured Commercial
and State-Chartered Savings Banks for December 31, 1999

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC -- Balance Sheet

Dollar Amounts in Thousands
ASSETS
1	Cash and balances due from depository institutions:
	a.	Noninterest-bearing balances and currency and coin(1)	216,638
	b.	Interest-bearing balances(2)	71.759
2	Securities:
	a.	Held-to-maturity securities	0
	b.	Available-for-sale securities	357,018
3	Federal funds sold and securities purchased under agreements to resell
	a.	Federal funds sold in domestic offices	548,478
	b.	Securities purchased under agreements to resell (3)	0
4	Loans and lease financing receivables:
	a.	Loans and leases held for sale	0
	b.	Loans and leases, net of unearned income	2,401,196
	c.	LESS: Allowance for loan and lease losses	33,776
	d.	Loans and leases, net of unearned income and allowance	2,367,420
5	Trading assets		0
6	Premises and fixed assets (including capitalized leases)		334,865
7	Other real estate owned		2,672
8	Investments in unconsolidated subsidiaries and associated companies		4,987
9	Customers' liability to this bank on acceptances outstanding		0
10	Intangible assets
	a.	Goodwill	118,002
	b.	Other intangible assets	5,478
11	Other assets		903,000
12	Total assets		4,930,317

(1)	Includes cash items in process of collection and unposted debits.
(2)	Includes time certificates of deposit not held for trading.
(3)	Includes all securities resale agreements in domestic and foreign offices, regardless of maturity.

Legal Title of Bank:	Columbus Bank and Trust Company	Call Date: 03/31/2005
Address:	P.O. Box 120	Page RC-2
City, State, Zip:	Columbus, GA 31902
FDIC Certificate No:	00873

Schedule RC -- Continued

Dollar Amounts in Thousands
LIABILITIES
13	Deposits
	a.	In domestic offices			2,298,744
		(1)	Noninterest-bearing(1)	279,060
		(2)	Interest-bearing	2,019,684
	b.	In foreign offices, Edge and Agreement subsidiaries and IBF’s
		(1)	Noninterest-bearing		0
		(2)	Interest-bearing		23,876
14	Federal Funds purchased and securities sold under agreements to repurchase
	a.	Federal funds purchased in domestic offices (2)			945,750
	b.	Securities sold under agreements to repurchase (3)			55,053
15	Trading liabilities				0
16	Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)				86,138
17	Not applicable				0
18	Bank's liability on acceptances executed and outstanding				0
19	Subordinated notes and debentures (4)				0
20	Other liabilities				396,176
21	Total liabilities (sum of items 13 through 20)				3,805,737
22	Minority interest in consolidated subsidiaries				175,019

EQUITY CAPITAL
23	Perpetual preferred stock and related surplus				0
24	Common stock				3,154
25	Surplus (exclude all surplus related to preferred stock)				149,112
26	a.	Retained earnings			790,248
	b.	Accumulated other comprehensive income (5)			7,047
27	Other equity capital components (6)				0
28	Total equity capital (sum of items 23 through 27)				949,561
29	Total liabilities, minority interest, and equity capital				4,930,317

Memorandum
To be reported only with the March Report of Condition.
1.	Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2004				2

1=	Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank		4=	Directors' examination of the bank conducted in accordance with generally auditing standards by a certified public accounting firm (may be required by state chartering authority)
2=

Independent audit of the bank's parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

			5= 6= 7=

Directors’ examination of the bank performed by other external auditors (may be required by state chartering authority)

Review of the bank’s financial statements by external auditors

Compilation of the bank’s financial statements by external auditors

3=	Attestation of bank management’s assertion on the effectiveness of the bank’s internal control over financial reporting by a certified public accounting firm.		8= 9=	Other audit procedures (excluding tax preparation work) No external audit work

(1)	Includes total demand deposits and non-interest-bearing time and savings deposits.
(2)	Report onvernight Federal Home Loan Bank advances in Schedule RC, Item 16, “Other borrowed money”.
(3)	Includes all securities repurchase agreements in domestic and foreign offices, regardless of maturity.
(4)	Includes limited-life preferred stock and related surplus.
(5)

Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and minimum pension liability adjustments.

(6)	Includes treasury stock and unearned Employee Stock Ownership Plan shares.